EXHIBIT 99.1

SP Bancorp, Inc. Reports Improved First Quarter 2012 Financial Results

PLANO, Texas, May 11, 2012 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's first quarter ended March 31, 2012. Net income was $279,000, or 17 cents per share, for the first quarter of 2012.

"We are pleased with the continued growth in our core earnings as well as the strong mortgage and commercial loan volumes in the first quarter," said President and CEO Jeff Weaver. "Our net income increased 28.6%, compared to the same period in 2011. This included increases in net interest income and revenue from the sales of securities and mortgage loans which were offset somewhat by our provision for loan losses and noninterest expenses."

"Our 3.40% annualized ROE, a 26.9% increase over the same quarter last year, is continued evidence that we are moving closer to the long term performance we are striving to achieve," Weaver added.

PERFORMANCE HIGHLIGHTS

  First quarter net income increased by $62,000 or 28.6%: Net income increased to $279,000 for the three months ended March 31, 2012, compared to $217,000 for the three months ended March 31, 2011.
  Net interest income for the quarter increased by $217,000 or 9.4%: Net interest income for the three months ended March 31, 2012 increased to $2.5 million, compared to $2.3 million for the three months ended March 31, 2011.
  First quarter noninterest income increased by $409,000: Noninterest income for the three months ended March 31, 2012 increased to $1.1 million, compared to $693,000 for the three months ended March 31, 2011.
  Deposits increased $17.1 million or 8.1% over December 31, 2011 balances: Deposits increased to $229.0 million at March 31, 2012 from $211.9 million at December 31, 2011. Additional deposits from existing consumer and business customers accounted for the majority of the increase.
  Stockholders' equity remained strong: The Company reported $32.9 million in stockholders' equity at March 31, 2012, a slight decrease of $180,000, compared to $33.1 million at December 31, 2011.  Stockholders' equity declined primarily as a result of repurchases of common stock of $98,000 and ESOP shares purchased in the open market of $320,000, partially offset by net income of $279,000 for the three months ended March 31, 2012.
SP BANCORP, INC.
FINANCIAL RESULTS
	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
	(In thousands, except
	per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,892	$ 2,754
Interest expense	372	451
Net interest income	2,520	2,303
Provision for loan losses	487	120
Net interest income after
provision for loan losses	2,033	2,183
Noninterest income	1,102	693
Noninterest expense	2,773	2,575
Income before income tax expense	362	301
Income tax expense	83	84
Net income	$ 279	$ 217
Basic and diluted earnings per share	$ 0.17	$ 0.13

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	March 31,	December 31,
	2012	2011
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 273,169	$ 272,959
Total cash and cash equivalents	19,634	9,928
Securities available for sale, at fair value	17,326	25,097
Loans held for sale	4,199	4,884
Loans, net	213,125	212,688
Other real estate owned	2,024	1,824
Premises and equipment, net	4,275	4,346
FHLB of Dallas stock and other restricted stock, at cost	1,662	2,020
Bank-owned life insurance	6,249	6,193
Other assets (1)	4,675	5,979
Deposits	229,018	211,934
Borrowings	9,043	25,978
Stockholders' equity	32,947	33,127

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale	3.30%	3.21%
Nonperforming assets to total assets	3.39%	3.24%
Allowance for loan losses to nonperforming loans at end of period	28.20%	24.96%
Allowance for loan losses to total loans, including loans held for sale
at end of period	0.93%	0.80%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2012 AND 2011

The increase in net income for the quarter ended March 31, 2012 reflected an increase of $217,000 in net interest income and $409,000 in noninterest income, partially offset by an increase in noninterest expense of $198,000 and provision for loan losses of $367,000.

Net interest income increased by $217,000, or 9.4%, to $2.5 million for the quarter ended March 31, 2012 from $2.3 million for the quarter ended March 31, 2011, as our net interest-earning assets increased to $33.7 million from $32.6 million. In contrast, our net interest rate spread decreased to 3.78% from 3.83%, and we experienced a 9 basis point decrease in our net interest margin to 3.87% from 3.96%.

We recorded a provision for loan losses of $487,000 for the quarter ended March 31, 2012, compared to a provision for loan losses of $120,000 for the quarter ended March 31, 2011. The increase in the provision for loan losses was primarily attributable to an increase in the qualitative factors used to determine the general allowance for loan losses, overall loan growth and an allowance allocated to one single-family loan, which was restructured during the three months ended March 31, 2012.

Noninterest income increased by $409,000, or 59.0%, to $1.1 million for the quarter ended March 31, 2012 from $693,000 for the quarter ended March 31, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $198,000, or 7.7%, to $2.8 million for the quarter ended March 31, 2012 from $2.6 million for the quarter ended March 31, 2011. This increase was primarily attributable to an increase in compensation and benefits, data processing expense, professional and outside services, and other noninterest expense, partially offset by lower costs from operations from OREO and FDIC insurance assessments.

COMPARISON OF FINANCIAL CONDITION DATA – MARCH 31, 2012 AND DECEMBER 31, 2011

Total assets remained virtually unchanged and were $273.2 million at March 31, 2012. Proceeds from sale of securities were temporarily reinvested in cash and cash equivalents. Customer deposits were used to repay overnight and short-term FHLB advances.

Net loans increased slightly to $213.1 million at March 31, 2012, as loan originations were marginally higher than loan collections.

Deposits increased by $17.1 million, or 8.1%, to $229.0 million at March 31, 2012 from $211.9 million at December 31, 2011. Deposits, in particular noninterest-bearing deposits, increased primarily from deposit inflows from existing customers.

Stockholders' equity was $32.9 million and $33.1 million at March 31, 2012 and December 31, 2011, respectively. Stockholders' equity decreased slightly primarily as a result of repurchases of common stock of $98,000 and ESOP shares purchased in the open market of $320,000, partially offset by net income of $279,000 for the three months ended March 31, 2012.

On October 29, 2010, Share Plus Federal Bank completed its conversion from a federal mutual savings bank to a capital stock savings bank. A new holding company, SP Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by SP Bancorp, Inc. of 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.5 million were raised in the stock offering, after deduction of conversion costs of $2.0 million and excluding $0.8 million which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the "ESOP"). The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock.  The ESOP purchased 67,750 of those shares in the offering and 66,056 shares in the open market through March 31, 2012. The remaining 4,194 shares are expected to be purchased in the near term.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

CONTACT: Jeffrey Weaver, President and CEO
         972.931.5311